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ROBBINS & MYERS, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
EXHIBIT 11.1
(In thousands except per share data)

                                                      Three Months Ended                           Six Months Ended
                                                February 28,           February 29,          February 28,      February 29,
                                                        1997                   1996                  1997                 1996
                                            ----------------       ----------------      ----------------      ---------------
Primary Income per Share:
     Net income                                       $6,315                 $4,329               $12,832               $8,427
                                            ================       ================      ================      ===============

     Average shares outstanding                       10,691                 10,450                10,688               10,444

     Effect of dilutive options and
     restricted stock based on treasury
     stock method                                        515                    480                   523                  494
                                            ----------------       ----------------      ----------------      ---------------
     Total                                            11,206                 10,930                11,211               10,938
                                            ================       ================      ================      ===============
     Net income per share                              $0.56                  $0.40                 $1.14                $0.77
                                            ================       ================      ================      ===============

Fully Diluted Income per Share:

     Net income                                       $6,315                 $4,329               $12,832               $8,427
     After tax interest add-back for
     convertible debt from issuance                      634                      0                 1,128                    0
                                            ----------------       ----------------      ----------------      ---------------
     Net income attributable to fully
     diluted shares                                   $6,949                 $4,329               $13,960               $8,427
                                            ================       ================      ================      ===============

     Average shares outstanding                       10,691                 10,450                10,688               10,444

     Shares issuable upon conversion of
     convertible debt, adjusted for
     portion of period outstanding                     2,385                      0                 2,084                    0

     Effect of dilutive options and
     restricted stock based on treasury
     stock method                                        579                    506                   712                  520
                                            ----------------       ----------------      ----------------      ---------------
     Total                                            13,655                 10,956                13,484               10,964
                                            ================       ================      ================      ===============
     Net income per share                              $0.51                  $0.39                 $1.04                $0.76
                                            ================       ================      ================      ===============
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